                                                                     Exhibit 3.1


                        THE COMPANIES LAW (2003 REVISION)

                            COMPANY LIMITED BY SHARES

                              AMENDED AND RESTATED

                              MEMORANDUM & ARTICLES

                                       OF

                                   ASSOCIATION

                                       OF

                           UNITED NATIONAL GROUP, LTD.

       (AMENDED AND RESTATED BY SPECIAL RESOLUTION DATED - DECEMBER 2003)

                                TABLE OF CONTENTS

                            MEMORANDUM OF ASSOCIATION


The Name of the Company..............................................      1
The Registered Office of the Company.................................      1
The Objects for which the Company is established.....................      1
The Liability of the Members.........................................      1
The Capital of the Company...........................................      1

                             ARTICLES OF ASSOCIATION

Table A..............................................................      1
Interpretation.......................................................      1
Preliminary..........................................................      4
Shares...............................................................      4
Common Shares........................................................      5
Preferred Shares.....................................................      6
Voting Limitations; Provision of Information.........................      7
Variation of Rights Attaching to Shares..............................      9
Issue of Options and Warrants........................................     10
Certificates.........................................................     10
Transfer of Shares...................................................     10
Transmission of Shares...............................................     11
Alteration of Capital................................................     11
Redemption and Purchase of Own Shares................................     12
Closing Register of Members or Fixing Record Date....................     14
General Meetings.....................................................     14
Notice of General Meetings...........................................     15
Proceedings at General Meetings......................................     15
Votes of Shareholders................................................     16
Corporations and Other Entities Acting by Representatives at Meetings     17
Directors............................................................     17
Powers and Duties of Directors.......................................     17
Borrowing Powers of Directors........................................     19
The Seal.............................................................     19
Disqualification of Directors........................................     19
Proceedings of Directors.............................................     19
Dividends............................................................     21
Accounts and Audit...................................................     22
Capitalisation of Profits............................................     22
Share Premium Account................................................     23
Notices..............................................................     23
Indemnity; Exculpation...............................................     24
Indemnity from Tax Liability Resulting from Acts of Shareholders.....     25
Certain Subsidiaries.................................................     26
Non-Recognition of Trusts............................................     26
Winding Up...........................................................     27
Amendment of Articles of Association.................................     27
Registration by Way of Continuation..................................     27

                        THE COMPANIES LAW (2003 REVISION)

                            COMPANY LIMITED BY SHARES

                            MEMORANDUM OF ASSOCIATION

                                       OF

                           UNITED NATIONAL GROUP, LTD.
       (AMENDED AND RESTATED BY SPECIAL RESOLUTION DATED - DECEMBER 2003)

1.    The name of the Company is UNITED NATIONAL GROUP, LTD.

2. The Registered Office of the Company will be situated at WALKER HOUSE, MARY STREET, PO BOX 908GT, GEORGE TOWN, GRAND CAYMAN, CAYMAN ISLANDS or at such other location as the Board of Directors may from time to time determine.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by the Companies Law (2003 Revision), as the same may be revised from time to time, or any other law of the Cayman Islands.

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law (2003 Revision), as the same may be revised from time to time.


5. Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (2003 Revision), as amended or revised from time to time, to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (2001 Revision), as amended or revised from time to time, to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (2003 Revision), as amended or revised from time to time, or to carry on a securities investment business without being licensed or exempt from licensing under the Securities Investment Business Law (2003 Revision), as amended or revised from time to time.


6. The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7. The liability of the Shareholders is limited to the amount, if any, unpaid on the Shares respectively held by them.


8. The capital of the Company is US$100,000 divided into 900,000,000 COMMON SHARES and 100,000,000 PREFERRED SHARES of a nominal or par value of US$0.0001; provided that subject to the provisions of the Companies Law (2003 Revision), as amended or revised from time to time, and the Articles of Association the Company shall have power to redeem or purchase any of its Shares and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of Shares whether stated to be Common Shares or Preferred Shares or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.


9. The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside of the Cayman Islands and to be deregistered in the Cayman Islands.

                        THE COMPANIES LAW (2003 REVISION)

                            COMPANY LIMITED BY SHARES

                  AMENDED AND RESTATED ARTICLES OF ASSOCIATION

                                       OF

                           UNITED NATIONAL GROUP, LTD.

       (AMENDED AND RESTATED BY SPECIAL RESOLUTION DATED - DECEMBER 2003)

                                     TABLE A

The Regulations contained or incorporated in Table `A' in the First Schedule of the Companies Law (2003 Revision) shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company:

                                 INTERPRETATION

1.    In these Articles:

      "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act.

      "APPRAISED VALUE" with respect to any Common Share means, as of any specified date, the value of such Common Share as of such date as determined by an independent appraiser retained by the Company and reasonably acceptable to the Shareholder the Common Shares of which the Company has elected to purchase pursuant to Article 44. The Company shall pay the costs and fees of such appraiser, and the decision of the appraiser making such determination of Appraised Value shall be final and binding on the Company and the Shareholder. Such Appraised Value shall be determined as a pro rata portion of the value of the Company taken as a whole, based on the higher of (a) the value derived from a hypothetical sale of the Company as a going concern by a willing seller to a willing buyer (neither acting under any compulsion) and (b) the liquidation value of the Company. No discount shall be applied on account of (i) the purchased Shares representing a minority interest, (ii) any lack of liquidity of the purchased Shares, (iii) the fact that the purchased Shares may constitute "restricted securities" for securities law purposes,
      (iv) the existence of the Company's right, as set forth in these Articles and any Shareholders Agreement, to require Shareholders to sell Shares to the Company or to one or more third parties designated by the Company or
      (v) the existence of the possibility of a reduction in voting power pursuant to these Articles.

      "ARTICLES" means these Articles of Association of the Company, as amended or restated from time to time.


      "ATTRIBUTION PERCENTAGE" means, with respect to a Shareholder and a Tentative 9.5% U.S. Shareholder, the percentage of the Shareholder's Shares that are treated as Controlled Shares of such Tentative 9.5% U.S. Shareholder.



      "BUSINESS COMBINATION TRANSACTION" means any transaction, whether effected by means of a share purchase or other means, following which any person (other than Fox Paine & Company, LLC and its affiliates) would have a majority of the votes represented by issued and outstanding Shares and entitled to be cast at any general meeting of the Company.

      "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which banks in either of George Town, Grand Cayman or New York, New York are authorised or obligated by law or executive order to close.

      "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, or any United States federal statute then in effect that has replaced such statute, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of such replacement statute.

      "COMMON SHARE" means a Share in the capital of the Company having the rights and privileges attached thereto as provided in these Articles or resolution of the Board of Directors.


      "COMPANIES LAW" means the Companies Law (2003 Revision) of the Cayman Islands, as amended or revised from time to time.


      "CONFIDENTIAL INFORMATION" shall have the meaning given to such term in
      Article 20(d).

      "CONTROLLED SHARES" means, in reference to any person, all Shares that such person owns or is deemed to own directly, indirectly (within the meaning of Section 958(a)(2) of the Code) or constructively (within the meaning of Section 958(b) of the Code and Treasury Regulations promulgated thereunder and under Section 957 of the Code).

      "DIRECTORS" and "BOARD OF DIRECTORS" means the Directors of the Company as appointed in accordance herewith and then in office, or as the case may be, the Directors assembled as a Board of Directors or as a committee thereof.

      "DIVIDEND PERIODS" shall have the meaning given to such term in Article 16(b).

      "EXCHANGE" shall mean any securities exchange or other system on which any Shares of the Company may be listed or otherwise authorised for trading from time to time, including, as may be applicable, The New York Stock Exchange and The Nasdaq National Market.

      "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

      "FAIR VALUE" with respect to any Share means, as of any specified date,
      (a) if such Shares are not traded on any Exchange, the fair market value per share as determined by the Board of Directors without a minority discount but with an appropriate liquidity discount, such value and liquidity discount, if any, as determined by the Board of Directors, or
      (b) if such Shares are traded on any Exchange, the fair market value per Share as determined by the Board of Directors based on the average of the last sales price per Share or if there is none, the average of the bid and asked price per Share, in each case for the eight (8) business days prior to such date. If a Shareholder disagrees with the price so determined by the Board of Directors pursuant to clause (i), the Fair Value shall be the Appraised Value. The Fair Value per Class A Common Share as of any specified date shall be identical to the Fair Value per Class B Common Share on such date.

      "INDIRECT", when referring to a holder of Shares, means ownership of Shares within the meaning of Section 958(a)(2) of the Code.

      "MEMORANDUM OF ASSOCIATION" means the Memorandum of Association of the Company, as amended and restated from time to time.

      "ORDINARY RESOLUTION" means a resolution:

      (a) passed by a simple majority of the votes cast by Shareholders as such Shareholders being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

      (b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed.

      "PAID UP" means paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up.

      "PREFERRED SHARE" means a Share in the capital of the Company having the rights and preferences attached thereto as provided in these Articles or by resolution adopted by the Board in accordance herewith.


      "PURCHASE NOTICE" means a written notice of the Board of Directors' determination to require a Shareholder to sell Shares, which notice shall specify the date on which any such Shares are to be purchased and the price at which such Shares are to be purchased in accordance with Article 44(b).


      "REGISTER OF MEMBERS" means the register to be kept by the Company in accordance with Section 40 of the Companies Law.

      "REQUIRED SALE" shall have the meaning set forth in Article 44(c).

      "REQUIRED SELLER" shall have the meaning given such term in Article 44(b).


      "SEAL" means the Common Seal of the Company (if adopted) including any facsimile thereof.


      "SERVICE" shall have the meaning given to such term in Article 20(d).

      "SHARE" means any share in the capital of the Company, including Common Shares and Preferred Shares and any fraction of any share.

      "SHAREHOLDER" means a person the name of which is entered in the Register of Members and includes each subscriber to the Memorandum of Association pending the issue to him of the subscriber Share or Shares.

      "SIGNED" includes a signature or representation of a signature affixed by mechanical means.

      "SPECIAL RESOLUTION" means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

      (a) passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

      (b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed.

      "TENTATIVE 9.5% U.S. SHAREHOLDER" means a U.S. Person that, but for adjustments to the voting rights of Shares pursuant to Article 19, would be a 9.5% U.S. Shareholder.

      "U.S. PERSON" means a "United States person" as defined in Section 957(c) of the Code.

      "9.5% U.S. SHAREHOLDER" means a U.S. Person the Controlled Shares of which constitute nine and one-half percent (9.5%) or more of the voting power of all issued and outstanding Shares of the Company and that would be generally required to recognize income with respect to the Company under
      Section 951(a)(1) of the Code, if the Company were a controlled foreign corporation as defined in Section 957 of the Code and if the ownership threshold under Section 951(b) of the Code were 9.5%.

2.    In these Articles, save where the context requires otherwise:

      (a) words importing the singular number shall include the plural number and vice versa;

      (b) words importing the masculine gender only shall include the feminine gender and vice versa;

      (c) words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

      (d) "MAY" shall be construed as permissive and "SHALL" and "WILL" shall be construed as imperative;

      (e) references to a "DOLLAR" or "DOLLARS" or "$" are references to dollars of the United States;

      (f) references to a particular "ARTICLE" or "ARTICLES" refer to a particular Article or Articles of these Articles; and

      (g) references to a statutory enactment shall include reference to any amendment or re-enactment thereof from time to time being in force.

3. Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

                                   PRELIMINARY

4. The business of the Company may be commenced as soon after incorporation as the Board of Directors may see fit.

5. The registered office of the Company shall be at such address in the Cayman Islands as the Board of Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board of Directors may from time to time determine.

                                     SHARES

6. Except as otherwise provided in these Articles, all Shares for the time being and from time to time unissued shall be under the control of the Board of Directors, and may be re-designated, allotted or disposed of in such manner, to such persons and on such terms as the Board of Directors in its sole and absolute discretion may determine.

7. Subject to the provisions, if any, in the Memorandum and these Articles and without prejudice to any rights attached to any existing Shares the Board of Directors may allot, issue, grant options or warrants over or otherwise dispose of any Shares with or without preferred, deferred, qualified or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as it thinks proper.

8. Upon approval of the Board of Directors, such number of Common Shares, or other Shares or securities of the Company, as may be required for such purposes shall be reserved for issuance in connection with an option, right, warrant or other security of the Company or any other person that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of such Common Shares or other Shares or securities of the Company.

9. All Shares shall be issued fully paid as to their nominal value and any premium determined by the Board of Directors at the time of issue and shall be non-assessable.

10.   The Company shall not issue Shares to bearer.

11. Notwithstanding the foregoing or any other provision of these Articles, the Company shall not issue any Shares or grant options or warrants in a manner that the Board of Directors in its sole and absolute discretion determines may result by reason of such issuance or grant in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of Shares or its Affiliates.

                                  COMMON SHARES

12. The Common Shares shall initially be divided into two classes, Class A Common Shares and Class B Common Shares and the holders shall be entitled to:

      (a) dividends in accordance with the relevant provisions of these Articles;

      (b) rights in relation to winding up of the Company provided for in these Articles; and

      (c) attend general meetings of the Company and, subject to the voting limitations in Article 19, shall be entitled to one vote for each Class A Common Share and ten votes for each Class B Common Share registered in the name of such Shareholder in the Register of Members, both in accordance with the relevant provisions of these Articles.

13. All Common Shares shall rank pari passu with each other in all respects. Notwithstanding anything in the Memorandum or these Articles to the contrary:

      (a) The holders of Common Shares shall be entitled to receive, from time to time, when and as declared, in the discretion of the Board of Directors, such cash dividends as the Board of Directors may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of Shares held by them, respectively, without regard to class.

      (b) The holders of Common Shares shall be entitled to receive, from time to time, when and as declared, in the discretion of the Board of Directors, such dividends of Shares or other securities of the Company or other property as the Board of Directors may determine, out of such funds as are legally available therefor. Such dividends on, or share splits of, any class of Common Shares shall not be paid or issued unless paid or issued on all classes of Common Shares, in which case such dividends shall be paid or issued only in Shares of that class. Any decrease in the number of Shares of any class of Common Shares resulting from a combination or consolidation of Shares or other capital reclassification shall not be permitted unless parallel action is taken with respect to each other class of Common Shares, so that the number of Shares of each class of Common Shares outstanding shall be decreased proportionately.

      (c) In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Shares shall be entitled to receive the assets and funds of the Company in proportion to the number of Shares held by them, respectively, without regard to class.

14.   (a)   Each Class B Common Share shall be convertible at the option of the holder thereof into one Class A Common Share by means of a redemption of such Class B Common Share and in consideration for the issue of one Class A Common Share.

      (b) Each Class B Common Share shall convert into one Class A Common Share, by means of a redemption of such Class B Common Share in consideration for the issue of one Class A Common Share, upon any transfer by the registered holder of such Class B Common Share, whether or not for value, except for transfers to a nominee or Affiliate of such holder in a transfer that will not result in a change of beneficial ownership (as determined under Rule 13d-3 under the Exchange Act) or to a person that already holds Class B Common Shares.

                                PREFERRED SHARES

15. Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in any resolution or resolutions pass prior to the issue of such Preferred Shares providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

16. Authority is hereby granted to the Board of Directors, subject to the provisions of the Memorandum of the Association, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions prior to the issuance of such Preferred Shares, without any further vote or action by the Shareholders of the Company providing for the issue of such series:

      (a) the number of Preferred Shares to constitute such series and the distinctive designation thereof;

      (b) the dividend rate and preferences with respect thereto, if any, on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable ("DIVIDEND PERIODS"), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate and whether such dividends may be payable in cash or in kind;


      (c) whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same class or other class or classes of Shares of the Company and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;


      (d) the preferences, if any, and the amounts thereof, that the Preferred Shares of such series shall be entitled to receive upon the winding up, liquidation or dissolution of the Company;

      (e)   the voting power, if any, of the Preferred Shares of such series;

      (f) redemption terms, transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and

      (g) such other terms, conditions, special rights and provisions as may seem advisable to the Board of Directors.

            Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Board of Directors at any time thereafter may authorize the issuance of additional Preferred Shares of the same series and with the same rights subject always to the Companies Law and the Memorandum of Association.


      17. No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless all dividends have been paid, or declared and set apart for payment, in full on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding that rank senior or equally as to dividends with the series in question ("SENIOR PREFERRED SHARES") and there shall likewise be or have been paid, or declared and set apart for payment, on all Senior Preferred Shares, dividends rateably in accordance with the sums that would be payable on such Preferred Shares.


      18. If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares that (a) are entitled to a preference over the holders of the Common Shares upon such winding up, and (b) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of Preferred Shares rateably in accordance with the sums that would otherwise have been payable on such distribution if all sums payable were discharged in full.

                  VOTING LIMITATIONS; PROVISION OF INFORMATION

19.   Adjustment of Voting Power.

      (a) The voting power of all Shares is hereby adjusted (and shall be automatically adjusted in the future) to the extent necessary so that there is no 9.5% U.S. Shareholder. The Board of Directors shall implement the foregoing in the manner provided herein; provided, however, that the foregoing provision and the remainder of this
            Article 19 shall not apply in the event that one Shareholder of the Company owns greater than 75% of the voting power or value of the issued and outstanding Shares.

            (i) The Board of Directors shall from time to time, including prior to any time at which a vote of Shareholders is taken, take all reasonable steps necessary to ascertain, including those specified in Article 20, through communications with Shareholders or otherwise, whether there exists, or will exist at the time any vote of Shareholders is taken, a Tentative 9.5% U.S. Shareholder.

            (ii) In the event that a Tentative 9.5% U.S. Shareholder exists, the aggregate votes conferred by Shares held by a Shareholder and treated as Controlled Shares of that Tentative 9.5% U.S. Shareholder shall be reduced to the extent necessary such that the Controlled Shares of the Tentative 9.5% U.S. Shareholder will constitute less than 9.5% of the voting power of all issued and outstanding Shares. In applying the previous sentence where Shares held by more than one Shareholder are treated as Controlled Shares of such Tentative 9.5% U.S. Shareholder, the reduction in votes shall apply to such Shareholders in descending order according to their respective Attribution Percentages; provided that, in the event of a tie, the reduction shall apply pro rata to the Shareholders. The votes of Shareholders owning no Shares treated as Controlled Shares of any Tentative 9.5% U.S. Shareholder shall, in the aggregate, be increased by the same number of votes subject to reduction as described above. Such increase shall apply to all such Shareholders in proportion to their voting power at that time; provided that such increase shall be limited to the extent necessary to avoid causing any U.S. Person to be a 9.5% U.S. Shareholder. The adjustments of voting power described in this Article 19 shall apply repeatedly until there is no 9.5% U.S. Shareholder. The Board of Directors may deviate from any of the principles described in this Article 19 and determine that Shares held by a Shareholder shall carry different voting rights as it determines appropriate (A) to avoid the existence of any 9.5% U.S. Shareholder or (B) to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other Shareholder or its Affiliates. For the avoidance of doubt, in applying the provisions of this Article 19, a share may carry a fraction of a vote.

      (b) In addition to the provisions of Article 19(a), Shares shall not carry any right to vote to the extent that the Board of Directors determines, in its sole and absolute discretion, that it is necessary that such Shares should not carry the right to vote in order to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of Shares or its Affiliates; provided that no adjustment pursuant to this sentence shall cause any person to become a 9.5% U.S. Shareholder.

      (c) Prior to any date on which Shareholders shall vote on any matter, the Board of Directors shall (i) retain the services of an internationally recognized accounting firm or organization with comparable professional capabilities in order to assist the Company in applying the principles of this Article 19, (ii) obtain from such firm or organization a statement describing the information obtained and procedures followed and setting forth the determinations made with respect to this Article 19 and (iii) notify each Shareholder of the voting power conferred by its Shares determined in accordance with this Article 19.

      (d) Any determination by the Board as to any adjustments to voting power of any Share made pursuant to this Article 19 shall be final and binding.

20.   Provision of Certain Information.

      (a) The Board of Directors shall have the authority to request from any direct or indirect holder of Shares, and such holder shall provide, such information as the Board of Directors may reasonably request for the purpose of determining whether any holder's voting rights are to be adjusted. If such holder fails to respond to such a request, or submits incomplete or inaccurate information in response to such a request, the Board of Directors may in their sole and absolute discretion determine that such holder's Shares shall carry no voting rights, in which case such Shares shall not carry any voting rights until otherwise determined by the Board of Directors in its sole and absolute discretion.

      (b) Any direct or indirect holder of Shares shall give notice to the Company within ten days following the date that such holder acquires actual knowledge that it is the owner of Controlled Shares of 9.5% or more of the voting power of all issued and outstanding Shares.

      (c) Notwithstanding the foregoing, no Shareholder shall be liable to any other Shareholder or the Company for any losses or damages resulting from such holder's failure to respond to, or submission of incomplete or inaccurate information in response to, a request under paragraph (a) or from such Shareholder's failure to give notice under paragraph (b) of this Article 20.

      (d) Any information provided by any Shareholder to the Company pursuant to this Article 20 or for purposes of making the analysis required by Article 11, 19, 28 or 44, shall be deemed "confidential information" (the "CONFIDENTIAL INFORMATION") and shall be used by the Company solely for the purposes contemplated by such Articles (except as may be required otherwise by applicable law or regulation). The Company shall hold such Confidential Information in strict confidence and shall not disclose any Confidential Information that it receives, except (i) to the U.S. Internal Revenue Service (the "SERVICE") if and to the extent the Confidential Information is required by the Service, (ii) to any outside legal counsel or accounting firm engaged by the Company to make determinations regarding the relevant Articles, (iii) to officers, employees or outside advisors of the Company, for the purposes set forth in Article 20(e) or (iv) as otherwise required by applicable law or regulation.


      (e) The Company shall take all measures practicable to ensure the continued confidentiality of the Confidential Information and shall grant the persons referred to in Article 20(d)(ii) or (iii) access to the Confidential Information only to the extent necessary to allow them to assist the Company in any analysis required by Article 11, 19, 28 or 44 or to determine whether the Company would realize any income that would be included in the income of any Shareholder (or any interest holder, whether direct or indirect, of any Shareholder) by operation of Section 953(c) of the Code. Prior to granting access to the Confidential Information to such persons or to any officer or employee as set forth below, the Company shall inform them of its confidential nature and of the provisions of this
            Article 20 and shall require them to abide by all the provisions of this Article 20. The Company shall not disclose the Confidential Information to any Director (other than a Director that is also Chief Executive Officer, Chairman, Vice Chairman, President or Vice President, except as required by law or regulation, upon request to the Company).


      (f) For the avoidance of doubt, the Company shall be permitted to disclose to the Shareholders and others the relative voting percentages of the Shareholders after application of Article 19. At the written request of a Shareholder, the Confidential Information of such Shareholder shall be destroyed or returned to such Shareholder after the later to occur of (i) such Shareholder no longer being a Shareholder or (ii) the expiration of the applicable statute of limitations with respect to any Confidential Information obtained for purposes of engaging in any tax-related analysis.


      (g) The Company shall (i) notify a Shareholder immediately of the existence, terms and circumstances surrounding any request made to the Company to disclose any Confidential Information provided by or with respect to such Shareholder and, prior to such disclosure, shall permit such Shareholder a reasonable period of time to seek a protective order or other appropriate remedy or waive compliance with the provisions of this Article 20, and (ii) if, in the absence of a protective order or waiver, such disclosure is required in the opinion of counsel to the Company, the Company shall make such disclosure without liability hereunder; provided that the Company shall furnish only that portion of the Confidential Information that is legally required, shall give such Shareholder notice of the information to be disclosed as far in advance of its disclosure as practicable and, upon the request of such Shareholder and at its expense, shall use reasonable efforts to ensure that confidential treatment will be accorded to all such disclosed information.


                     VARIATION OF RIGHTS ATTACHING TO SHARES

21. If at any time the Share capital is divided into different classes of Shares, the rights attaching to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may, subject to Article 19 and to whatever other vote may be required by the Companies Law, these Articles or applicable law, only be materially adversely varied or abrogated with the consent in writing of the holders of two-thirds of the voting power of the issued Shares of that class, or with the sanction of a resolution passed by holders of at least two-thirds of the voting power of the issued Shares of the class present in person or by proxy at a separate general meeting of the holders of the Shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be at least one (1) person holding or representing by proxy at least one-third of the voting power of the issued and outstanding Shares of that class and that any holder of Shares of the class present in person or by proxy may demand a poll.

22. The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied or abrogated by the creation or issue of further Shares ranking pari passu therewith or junior thereto or the redemption or purchase of Shares of any class by the Company.

23. The rights of holders of Common Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights that may be created or issued by the Board of Directors as provided in these Articles without any vote or consent of the holders of Common Shares.

                          ISSUE OF OPTIONS AND WARRANTS

24. The Board may issue options or warrants to purchase or subscribe for any class of Shares or other securities of the Company on such terms as it may from time to time determine; provided that no such issuance of options or warrants may be made if it will cause, in the Board of Directors' sole and absolute discretion, a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of Shares or its Affiliates. No options or warrants shall be issued to bearer.

                                  CERTIFICATES

25. Every person the name of which is entered as a Shareholder in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Board of Directors. Such certificate may be under the Seal. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon; provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all.

26. If a Share certificate is defaced, lost or destroyed it may be renewed on such terms, if any, as to evidence and indemnity as the Board of Directors may think fit.

                               TRANSFER OF SHARES

27. The instrument of transfer of any Share shall be in any usual or common form or such other form as the Board of Directors may, in its sole and absolute discretion, approve and be executed by or on behalf of the transferor and, if so required by the Board of Directors, shall also be executed on behalf of the transferee, shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Board of Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

28. The Board of Directors may decline to approve or register any transfer of Shares if it appears to the Board of Directors, in its sole and absolute discretion, after taking into account, among other things, the limitation on voting rights contained in Article 19, that any non-de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of Shares or its Affiliates would result from such transfer (including if such consequence arises as a result of any U.S. Person owning Controlled Shares constituting 9.5% or more of the value of the Company or the voting Shares of the Company (but subject to the provisions of Article 19)). The Board of Directors shall have the authority to request from any direct or indirect holder of Shares, and such holder shall provide, such information as the Board of Directors may reasonably request for the purpose of determining whether any transfer should be permitted. If such information is not provided, the Board of Directors may decline to approve or register such transfer.

29. Subject to any applicable requirements of any Exchange on which the Shares are listed or traded, the Board of Directors (a) may decline to approve or to register any transfer of any Share if a written opinion from counsel acceptable to the Company shall not have been obtained to the effect that registration of such transfer under the U.S. Securities Act of 1933, as amended from time to time, is not required and (b) shall decline to approve or to register any transfer of any Share if the transferee shall not have been approved by applicable governmental authorities if such approval is required.

30. If the Board of Directors refuses to register a transfer of any Share the Secretary shall, within ten (10) business days after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

31. All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Board of Directors declines to register shall (except in any case of fraud) be returned to the person depositing the same.

                             TRANSMISSION OF SHARES

32. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to such Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to such Share.

33. Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board of Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; provided, that the Board of Directors shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

34. A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, including voting.

                              ALTERATION OF CAPITAL

35. The Company may from time to time by Ordinary Resolution increase the Share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

36.   The Company may by Ordinary Resolution:

      (a) consolidate and divide all or any of its Share capital into Shares of a larger amount than its existing Shares;

      (b) convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

      (c) subdivide its existing Shares, or any of them into Shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived;

      (d) cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its Share capital by the amount of the Shares so cancelled.

37. Subject to Article 38, the Company may by Special Resolution reduce its Share capital and any capital redemption reserve in any manner authorised by law.

38. The Company shall not increase, reduce or alter its Share capital, if such action, in the Board of Directors' sole and absolute discretion, would cause a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any Shareholder or its Affiliates.


                      REDEMPTION AND PURCHASE OF OWN SHARES

39. Subject to the provisions of the Companies Law and Article 13, the Company may:

      (a) issue Shares on terms providing that such Shares are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Board of Directors may, before the issue of such Shares, determine;

      (b) the Company may purchase its own Shares (including any redeemable Shares); provided that the Shareholders shall have approved the manner of purchase by Ordinary Resolution or that the manner of purchase is in accordance with Articles 40 through 49 (this authorisation is in accordance with Section 37(2) of the Companies Law or any successor provision thereof); and

      (c) make a payment in respect of the redemption or purchase of its own Shares otherwise than out of profits or the proceeds of a fresh issue of Shares or through the establishment of a capital redemption reserve; and


      provided, in each case, that such issuance, repurchase or redemption shall not be made if, in the Board of Directors' sole and absolute discretion it would result, in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of Shares or its Affiliates.


40. The redemption of Common Shares shall be effected in such manner as the Board of Directors may determine before the issue of the Common Shares or as otherwise provided by these Articles and the redemption of Preferred Shares shall be effected in such manner as the Board of Directors may, by resolution, determine before the issue of the Preferred Shares (this authorisation is in accordance with Section 37(1) of the Companies Law or any modification or re-enactment thereof for the time being in force).

41. Subject to Article 13, the Company may repurchase any Common Share listed on an Exchange at such time, at such price and on such terms as determined and agreed by the Board of Directors in its sole and absolute discretion; provided that the maximum number of Common Shares that may be repurchased shall be equal to the number of issued and outstanding Common Shares less one Common Share; provided, further that: (a) such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange; (b) at the time of, and giving effect to, the repurchase the Company is able to pay its debts as they fall due in the ordinary course of business; and (c) such repurchase shall not result, in the Board of Directors' sole and absolute discretion, in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any Shareholder or its Affiliates.

42. Subject to Article 13, the Company may repurchase any Common Share not listed on an Exchange at any price agreed between the Board and the applicable Shareholder by serving a repurchase notice in a form approved by the Board of Directors on the Shareholder from which the Common Shares are to be repurchased at least two (2) days prior to the date specified in the notice as being the repurchase date; provided that: (a) at the time of, and giving effect to, the repurchase the Company is able to pay its debts as they fall due in the ordinary course of business; and (b) such repurchase shall not result, in the Board of Directors' sole and absolute discretion, in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any Shareholder or its Affiliates. The date of repurchase shall be the date specified in the repurchase notice as determined and agreed by the Board of Directors and the applicable Shareholder in their sole and absolute discretion.

43.   Redemption or Repurchase Pursuant to the terms of a Business Combination


      (a) The Common Shares may be redeemed or repurchased by the Company upon approval by the Board of Directors of, and an Ordinary Resolution of the Shareholders adopting, any agreement entered into by the Company relating to a Business Combination Transaction involving the Company.

      (b) The manner and terms of such redemption or repurchase, including the consideration to be received by the holders of Common Shares in such redemption or repurchase, which consideration may consist of cash, securities or other property, shall be set forth in the agreement relating to a Business Combination Transaction approved by the Board of Directors and an Ordinary Resolution of Shareholders.

      (c) The consideration to be received by all holders of Common Shares shall be identical regardless of the class of Common Shares held by such holders.

44.   Required Sale of Shares.


      (a) If the Board of Directors reasonably determines, that any Shareholder's ownership of Shares (after giving effect to any voting limitations set forth in Article 19) will result in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any other direct or indirect holder of Shares or its Affiliates, the Company shall have the option but not the obligation to repurchase or assign to a third party the right to purchase the minimum number of Shares held by such person that is necessary to eliminate such non-de minimis adverse tax, legal or regulatory consequence at a price equal to the Fair Value of such Shares.

      (b) In the event that the Company determines, pursuant to this Article 44, to repurchase or assign to a third party the right to purchase Shares of a Shareholder (a "REQUIRED SELLER"), the Company shall provide a Purchase Notice to such Shareholder. The Company may revoke the Purchase Notice at any time prior to the closing of such sale.

      (c) The closing of a sale of Shares pursuant to this Article 44 (a "REQUIRED SALE") shall take place at a location and date selected by the Company and set forth in the Purchase Notice which shall be delivered at least five (5) Business Days prior to the closing date specified therein; provided, however, that such closing date shall be no earlier than the later of (i) five (5) Business Days after a Purchase Notice is given with respect to a purchase of Shares, and
            (ii) five (5) Business Days after the date of determination of Appraised Value in the event that a Shareholder objects to the Board's determination of Fair Value contained in a Purchase Notice. Payment of the Purchase Price shall be by wire transfer at such closing.

      (d) Notwithstanding the provisions of this Article 44, no person shall be permitted to purchase Shares in a Required Sale to the extent that such purchase would (after giving effect to any adjustment to voting power imposed in accordance with Article 19) cause a non-de minimus adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries, any other Shareholder or its Affiliates.

45. The Company may make a payment in respect of the redemption or repurchase of its own Shares in any manner permitted by the Companies Law, including out of capital.

46. The holder of the Shares being repurchased shall be bound to deliver up to the Company at its registered office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to such holder the purchase or redemption monies or consideration in respect thereof.

47. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company or to vote in any Company meeting in respect of the period after the date specified as the date of redemption in the notice of redemption.

48. Except as provided in these Articles or the terms of any Preferred Shares, the redemption or repurchase of any Share shall not be deemed to give rise to the redemption or repurchase of any other Share.

49. The Board of Directors may when making payments in respect of redemption or repurchase of Shares, if authorised by the terms of issue of the Shares being redeemed or repurchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

                CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

50. For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any general meeting or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Board of Directors may provide that the Register of Members shall be closed for transfers for a stated period, which period shall not exceed in any case forty (40) days. If the Register of Members shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any general meeting the Register of Members shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

51. In lieu of or apart from closing the Register of Members, (a) the Board of Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and (b) for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Board of Directors may, at or within ninety
      (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

52. If the Register of Members is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a general meeting or those Shareholders that are entitled to receive payment of a dividend, the tenth (10th) day following the date on which notice of the meeting is posted or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a general meeting has been made as provided in these Articles, such determination shall apply to any adjournment thereof.

                                GENERAL MEETINGS

53. The Company shall, if required by the Companies Law, other applicable law or the relevant code, rules or regulations applicable to the listing of any Shares on the Exchange, hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Board of Directors shall appoint. At these meetings the report of the Board of Directors (if any) shall be presented.

54. The Board of Directors may whenever it thinks fit proceed to convene a general meeting of the Company. General meetings of the Company may be held at such place, either within or without the Cayman Islands, as determined by the Board of Directors.

55. General meetings shall also be convened on the written requisition of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company that hold not less than fifty per cent (50%) of the eligible votes of the Company deposited at the registered office of the Company specifying the objects of the meeting and requesting that such meeting be held on a date no later than sixty (60) days from the date of deposit of the requisition signed by the requisitionists, and if the Board of Directors does not convene such meeting within such sixty (60) day period, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board of Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Board of Directors to convene the general meeting shall be reimbursed to them by the Company.

                           NOTICE OF GENERAL MEETINGS

56. At least ten (10) days notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify such details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

57. A general meeting shall, whether or not the notice specified in these Articles has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if applicable law so permits and it is so agreed:

      (a) in the case of a general meeting called as an annual general meeting by all the Shareholders entitled to attend and vote thereat or their proxies; and

      (b) in the case of any other general meeting by such number of the Shareholders having a right to attend and vote at the meeting and holding, whether directly or by proxy, not less than two-thirds of the votes entitled to be cast at such general meeting.

58. The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose a resolution as a special resolution. Notice of every general meeting shall be given to all Shareholders other than such as, under the provisions of these Articles or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

59. There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Shareholder entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of him and that a proxy need not be a Shareholder.

60. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

61. In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

                         PROCEEDINGS AT GENERAL MEETINGS

62. All business carried out at a general meeting shall be deemed special with the exception of the consideration of the accounts and balance sheets and any report of the Board of Directors or of the Company's auditors and the appointment of Directors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

63. No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding Shares having at least a majority of the votes eligible to be cast at such general meeting, present in person or by proxy, shall be a quorum.

64. If the Board of Directors wish to make this facility available to Shareholders for a specific or all general meetings of the Company, a Shareholder may participate in any general meeting of the Company, by means of a telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

65. The chairman, if any, of the Board of Directors, and, if the chairman is not present, the Vice Chairman or such other officer as the Board of Directors shall designate, shall preside as chairman at every general meeting of the Company.

66. The chairman may adjourn a general meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

67. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

68. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

69. If authorized by the Board of Directors, any vote taken by written ballot may be satisfied by a ballot submitted by electronic transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Shareholder or proxy.

                              VOTES OF SHAREHOLDERS

70. Subject to any rights and restrictions for the time being attached to any class or classes of Shares and the provisions of Article 19, every Shareholder present in person and every person representing a Shareholder by proxy at any general meeting shall have such number of votes with respect to such Shares that such holder or the person represented by proxy holds is entitled by the terms of issue of such Shares.

71. In the case of joint holders of Shares, the vote of the senior holder that tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

72. A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

73.   Votes may be given either personally or by proxy.

74. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or his attorney duly authorized in writing, or, if the appointor is a corporation or other entity, either under its common seal or under the hand of an officer or attorney so authorised; provided, a Shareholder may also authorize the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the Internet) obtained pursuant to procedures approved by the Board of Directors that are reasonably designed to verify that such instructions have been authorized by such Shareholder.

75. A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

      CORPORATIONS AND OTHER ENTITIES ACTING BY REPRESENTATIVES AT MEETINGS

76. Any corporation or other entity that is a Shareholder may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were an individual Shareholder.

                                    DIRECTORS

77. The name of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or appointed at a meeting of, the subscribers of the Memorandum of Association.

78. The Company may by resolution passed by a plurality of the votes cast by Shareholders as such Shareholders being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled, appoint any person to be a Director.

79. Subject to the provisions of these Articles, a Director shall hold office until the next general meeting of the Company at which Directors are to be appointed and such Director's successor is appointed or such time as he is removed from office in accordance with the terms of these Articles.

80. The Board of Directors may from time to time fix the maximum and minimum number of Directors to be appointed but unless such number is fixed as aforesaid the number of Directors shall be eleven.

81. The remuneration of the Directors shall be determined by the Board of Directors.

82.   There shall be no Shareholding qualification for Directors.

83. The Board of Directors shall have power at any time and from time to time to appoint a person as Director, either as a result of a casual vacancy or as an additional Director; provided, however, that such Director so appointed shall be approved or terminated by a resolution of the Shareholders at the next general meeting.

                         POWERS AND DUTIES OF DIRECTORS

84. Subject to the provisions of the Companies Law and these Articles, the business of the Company shall be managed by the Board of Directors, which may pay all expenses incurred in setting up and registering the Company. The Board of Directors may exercise all powers of the Company in accordance with the provisions of Article 98. No resolution made by the Company in general meeting shall invalidate any prior act of the Board of Directors that would have been valid if that resolution had not been made.

85. The Board of Directors may from time to time appoint any person, whether or not a Director, to hold such office in the Company as the Board of Directors may think necessary for the administration of the Company, including but not limited to, the offices of chief executive officer and president, one or more vice-presidents, chief financial officer, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board of Directors may think fit. Any person so appointed by the Board of Directors may be removed by the Board of Directors.

86. The Board of Directors may appoint a Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as it thinks fit. Any Secretary or Assistant Secretary so appointed by the Board of Directors may be removed by the Board of Directors.


87. The Board of Directors may delegate any of its powers to committees consisting of such Director or Directors of its body as it thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors.


88. The Board of Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.


89. The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the provisions contained in Articles 90 through 92 (inclusive) shall not limit the general powers conferred by this Article 89.


90. The Board of Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such persons.

91. The Board of Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Board of Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

92. Any such delegates as aforesaid may be authorised by the Board of Directors to subdelegate all or any of the powers, authorities, and discretion for the time being vested in them.

                          BORROWING POWERS OF DIRECTORS

93. The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, notes and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

                                    THE SEAL

94. The Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors; provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Board of Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

95. The Company may maintain a facsimile of the Seal in such countries or places as the Board of Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors; provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Board of Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Board of Directors may appoint for the purpose.

96. Notwithstanding the foregoing, a Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but that does not create any obligation binding on the Company.

                          DISQUALIFICATION OF DIRECTORS

97. The office of a Director shall be vacated and such Director removed from the Board of Directors, if the Director:

      (a) becomes bankrupt or makes any arrangement or composition with his creditors;

      (b)   is found to be or becomes of unsound mind;

      (c)   resigns his office by notice in writing to the Company; or

      (d)   is removed from office by Ordinary Resolution.

                            PROCEEDINGS OF DIRECTORS


98. The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn and otherwise regulate their meetings and proceedings as they shall think fit. Questions arising at any meeting shall be decided by a majority of votes cast thereat. In case of an equality of votes the chairman shall have a second or casting vote. The Chairman may, and a Secretary or Assistant Secretary on the requisition of a majority of the Directors shall, at any time summon a meeting of the Board of Directors by at least two days' notice in writing to every Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. No additional notice of a regularly scheduled meeting of the Board of Directors shall be required. Notice of any special meeting of the Board of Directors shall be given by the Secretary or Assistant Secretary of the Company at least one day prior to such meeting. Such notice requirements shall be waived by any Director actually attending such meeting.



99. Without prejudice to the powers conferred by these Articles, the Board of Directors may delegate any of its powers to committees consisting of such Director or Directors as it thinks fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board of Directors.


100. The meetings and proceedings of any such committee consisting of two or more Directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board of Directors so far as the same are applicable and are not superseded by any regulations made by the Board of Directors under the last preceding Article.

101. All acts done by any meeting of the Board of Directors, or of a committee of the Board of Directors or by any person acting as a Director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed, and was qualified and had continued to be a Director and had been entitled to vote.

102. A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

103. The quorum necessary for the transaction of the business of the Board of Directors may be fixed by the Board of Directors, and unless so fixed, shall be a majority of the Directors.

104. A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Board of Directors. A general notice given to the Board of Directors by any Director to the effect that he is a Shareholder of any specified company or firm and is to be regarded as interested in any contract that may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Board of Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

105. A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Board of Directors may determine and no Director or proposed Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Board of Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

106. Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

107. The Board of Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

      (a)   all appointments of officers made by the Board of Directors;

      (b) the names of the Directors present at each meeting of the Board of Directors and of any committee of the Board of Directors;

      (c) all resolutions and proceedings at all meetings of the Company, and of the Board of Directors and of committees of Directors.

108. When the chairman of a meeting of the Board of Directors signs the minutes of such meeting those minutes shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

109. A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Board of Directors duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

110. The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

111. The Board of Directors may elect a chairman and one or more vice chairman of their meetings and determine the period for which he is to hold office but if no such chairman or vice chairman are elected, or if at any meeting the chairman or any vice chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

112. A committee appointed by the Board of Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

113. A committee appointed by the Board of Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present.

114. All acts done by any meeting of the Board of Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

                                    DIVIDENDS

115. Subject to any rights and restrictions for the time being attached to any class or classes of Shares, the Board of Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

116. The Board of Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as it thinks proper as a reserve or reserves that shall, in the sole and absolute discretion of the Board of Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, in the sole and absolute discretion of the Board of Directors, either be employed in the business of the Company or be invested in such investments (other than Shares) as the Board of Directors may from time to time think fit.

117. Any dividend may be paid by cheque sent through the post (or sent by any electronic or other means of payment) to the registered address of the Shareholder or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Shareholder or person entitled, or such joint holders as the case may be, may direct. Every such cheque or electronic payment shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Shareholder or person entitled, or such joint holders as the case may be, may direct.

118. The Board of Directors when paying dividends to the Shareholders in accordance with the provisions of these Articles may make such payment either in cash or in specie.

119. If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

120.  No dividend shall bear interest against the Company.

                               ACCOUNTS AND AUDIT

121. The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Board of Directors.

122. The books of account shall be kept at the registered office of the Company, or at such other place or places as the Board of Directors may think fit, and shall always be open to the inspection of the Board of Directors.

123. The Board of Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Board of Directors.

124. Subject to applicable law and the rules of any Exchange on which Shares are listed or traded, the accounts relating to the Company's affairs shall only be audited if the Board of Directors so determines, in which case the financial year end and the accounting principles shall be determined by the Board of Directors.

                            CAPITALISATION OF PROFITS

125.  Subject to applicable law, the Board of Directors may:

      (a) resolve to capitalise an amount standing to the credit of reserves (including a Share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

      (b) appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as the Board of Directors may direct) in those proportions, or partly in one way and partly in the other, but the Share premium account, the capital redemption reserve and profits that are not available for distribution may, for the purposes of this Article 125, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

      (c) make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Board of Directors may deal with the fractions as it thinks fit;

      (d) authorise a person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation and any such agreement made under this authority being effective and binding on all those Shareholders; and

      (e) generally do all acts and things required to give effect to the resolution.

                              SHARE PREMIUM ACCOUNT

126. The Board of Directors shall in accordance with Section 34 of the Companies Law establish a Share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

127. There shall be debited to any Share premium account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price; provided always that at the discretion of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

                                     NOTICES

128. Any notice or document may be served by the Company or by the person entitled to give notice to any Shareholder either personally, by facsimile, email or other electronic means or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Shareholder at his address as appearing in the Register of Members. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

129. Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

130. Any notice or other document, if served by (a) post, shall be deemed to have been served five days after the time when the letter containing the same is posted, or, (b) facsimile, email or other electronic means shall be deemed to have been served upon production of a report confirming transmission to the recipient or (c) recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service. In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

131. Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share.

132.  Notice of every general meeting of the Company shall be given to:

      (a) all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

      (b) every person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

      No other person shall be entitled to receive notices of general meetings.

                             INDEMNITY; EXCULPATION

133. The Company shall indemnify, except in respect of wilful default or fraud, to the full extent now or hereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as, or having in the past acted as, a Director, or officer, or is or was acting for, on behalf of or at the request of, the Company as a director, officer employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the company) against any expense (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof. The Company shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent now or hereafter permitted by law. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article 133. Any amendment or repeal of this Article 133 shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

134. The Board of Directors may, notwithstanding any interest of the Directors in such action, authorize the Company to purchase and maintain insurance on behalf of any person described in Article 133 against any liability asserted against him and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of these Articles.

135. The provisions of these Articles shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption of these Articles, whether arising from acts or omissions to act occurring before or after such adoption. The provisions of these Articles shall be deemed to be a contract between the Company and each person described in Article 133 who serves in such capacity at any time while these Articles and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.


136. If any provision of these Articles shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions of these Articles. The rights of indemnification and advancement of expenses provided in these Articles shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such person described in Article 133 may otherwise be entitled or permitted by contract, Ordinary Resolution, action of the Board of Directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being the policy of the Company that indemnification of the specified individuals, except in respect of wilful default or fraud, shall be made to the fullest extent permitted by law.


137. A Director shall not be personally liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Company or its Shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the Director derived an improper personal benefit. Any amendment or repeal of this
      Article 137 shall not adversely affect any right or protection of a Director existing immediately prior to such amendment or repeal. The liability of a director shall be further eliminated or limited to the full extent permitted by applicable law, as it may hereafter be amended.

        INDEMNITY FROM TAX LIABILITY RESULTING FROM ACTS OF SHAREHOLDERS


138. Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any Shares registered in the Register of Members as held either jointly or solely by any Shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or that may become due or payable to such Shareholder by the Company on or in respect of any Shares registered as aforesaid or for or on account of in respect of any Shareholder and whether in consequence of (a) the death of such Shareholder, (b) the non-payment of any income tax or other tax by such Shareholder, (c) the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Shareholder or by or out of his estate, or (d) any other act or thing, in every such case (except to the extent that the rights conferred upon holders of any class of Shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):


      (i) the Company shall be fully indemnified by such Shareholder or his executor or administrator from all liability;

      (ii) the Company shall have a lien upon all dividends and other monies payable in respect of the Shares registered in the Register of Members as held either jointly or solely by such Shareholder for all monies paid or payable by the Company in respect of such Shares or in respect of any dividends or other monies as aforesaid thereon or for or on account or in respect of such Shareholder under or in consequence of any such law together with interest thereon (at a rate not exceeding that permissible under applicable law) from the date of payment to the date of repayment and may deduct or set off against such dividends or other


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      monies payable as aforesaid any monies paid or payable by the Company as aforesaid together with interest as aforesaid;

      (iii) the Company may recover as a debt due from such Shareholder or his executor or administrator wherever constituted any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other monies as aforesaid then due or payable by the Company; and

      (iv) the Company may, if any such money is paid or payable by it under any such law as aforesaid, refuse to register a transfer of any shares by any such Shareholder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid, or in case the same exceeds the amount of any such dividends or other monies as aforesaid then due or payable by the Company, until such excess is paid to the Company.


      Subject to the rights conferred upon the holders of any class of Shares, nothing herein contained shall prejudice or affect any right or remedy that any law may confer or purport to confer on the Company and as between the Company and every such Shareholder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy that such law shall confer or purport to confer on the Company shall be enforceable by the Company.

                              CERTAIN SUBSIDIARIES


139. Notwithstanding any other provision of these Articles to the contrary, if the Company is required or entitled to vote at a general meeting of any non-U.S. direct subsidiary of the Company, the Board of Directors shall refer the subject matter of the vote to the Shareholders of the Company at a general meeting (subject to Article 19) and seek authority from the Shareholders for the Company's corporate representative or proxy to vote in favour of the resolution proposed by the subsidiary. The Board of Directors shall cause the Company's corporate representative or proxy to vote the Company's shares in the subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the subsidiary; provided, however, that the foregoing shall not apply to any subject matter regarding a U.S. indirect subsidiary of the Company that is required to be voted on by a non-U.S. subsidiary of the Company as the shareholder of such U.S. subsidiary.



140. The Board of Directors in its sole and absolute discretion shall require that the Bye-laws or Articles of Association, or similar organizational documents, of each subsidiary of the Company organized under the laws of a jurisdiction outside the United States of America shall contain provisions substantially similar to Articles 139 and 140. The Company shall enter into agreements with each such subsidiary, as reasonably necessary, to effectuate or implement this Article 140.

                            NON-RECOGNITION OF TRUSTS

141. No person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its Shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Shareholder registered in the Register of Members.



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                                   WINDING UP

142. In the event of any liquidation, dissolution or winding up, holders of Common Shares shall be entitled to receive distributions in proportion to the number of Common Shares held by such holder, without regard to class.

143. If the Company shall be wound up the liquidator may, subject to the preferences and priorities of the shares issued in the capital of the Company, with the sanction of an Ordinary Resolution of the Company divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shares. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any Shares or other securities whereon there is any liability.

                      AMENDMENT OF ARTICLES OF ASSOCIATION

144. Subject to the Companies Law and the rights attaching to the various classes of Shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

                       REGISTRATION BY WAY OF CONTINUATION

145. The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 145, the Board of Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as it considers appropriate to be taken to effect the transfer by way of continuation of the Company.

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